Exhibit 10.3
EXECUTION COPY
FOURTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Approved November 2007
Effective January 1, 2005

FOURTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

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FOURTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
     WHEREAS, SYSCO Corporation sponsors and maintains the Third Amended and Restated SYSCO Corporation Executive Deferred Compensation Plan, effective as of January 1, 2005 (the “Current Plan”);
     WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code imposes certain restrictions on compensation deferred on and after January 1, 2005; and
     WHEREAS, the Current Plan is intended to comply with Section 409A of the Code;
     WHEREAS, on April 17, 2007, the U.S. Department of Treasury promulgated final regulations under Section 409A of the Code; and on October 22, 2007, the Internal Revenue Service (the “IRS”) issued Notice 2007-86, extending the transition relief under the final 409A regulations by allowing Participants until December 31, 2008 (previously December 31, 2007) to change certain previous distribution elections;
     WHEREAS, SYSCO Corporation previously adopted the First Amendment to the Current Plan, which provides that effective July 2, 2006, the definition of “MIP Bonus” under the Current Plan includes any performance bonus payable under the SYSCO Corporation 2006 Supplemental Performance Based Plan; and
     WHEREAS, SYSCO Corporation has determined that it is in the best interests of SYSCO Corporation and its current and former executives to further amend and to restate the Current Plan to: (i) take advantage of extended transitional relief provided under the final 409A regulations and IRS Notice 2007-86, by allowing Participants until December 31, 2008 to change certain previous distribution elections; (ii) clarify, pursuant to the final 409A regulations, the circumstances that constitute an “Unforeseeable Emergency” for purposes of hardship distributions; (iii) make other various changes to comply with the final 409A regulations; (iv) revise the forfeiture for competition covenants under the Current Plan to clarify the scope of the non-competition covenants and include various non-solicitation covenants; (v) add an arbitration provision; and (vi) change the governing law under the Current Plan to Delaware law;
     NOW, THEREFORE, SYSCO Corporation hereby adopts the Fourth Amended and Restated SYSCO Corporation Executive Deferred Compensation Plan, effective January 1, 2005 (the “Plan”), as follows:

ARTICLE I
DEFINITIONS
     Account. “Account” means a Participant’s Account in the Deferred Compensation Ledger maintained by the Committee which reflects the entire interest of the Participant in the Plan, as adjusted herein for deemed Investment earnings and losses and credited interest. A Participant’s Account shall be comprised of, if applicable, such Participant’s Termination/Retirement Account and In-Service Distribution Account(s).
     Affiliate. “Affiliate” means any entity with respect to which SYSCO beneficially owns, directly or indirectly, at least 50% of the total voting power of the interests of such entity and at least 50% of the total value of the interests of such entity.
     Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
     Board of Directors. “Board of Directors” means the Board of Directors of SYSCO.
     Bonus Deferral. “Bonus Deferral” shall have the meaning set forth in Section 3.1.
     Bonus Deferral Election. “Bonus Deferral Election” shall have the meaning set forth in Section 3.1.
     Business Day. “Business Day” means any day on which the New York Stock Exchange is open for trading.
     Change of Control. “Change of Control” means the occurrence of one or more of the following events:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of 20% or more of either (i) the then-outstanding shares of SYSCO common stock (the “Outstanding SYSCO Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of SYSCO entitled to vote generally in the election of directors (the “Outstanding SYSCO Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from SYSCO, (2) any acquisition by SYSCO, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SYSCO or any Affiliate, or (4) any acquisition by any corporation; pursuant to a transaction that complies with subparagraphs (c)(i), (c)(ii) and (c)(iii) of this definition;

          (b) Individuals who, as of November 10, 2005, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to November 10, 2005 whose election, or nomination for election by SYSCO’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving SYSCO or any of its Affiliates, a sale or other disposition of all or substantially all of the assets of SYSCO, or the acquisition of assets or stock of another entity by SYSCO or any of its Affiliates (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns SYSCO or all or substantially all of SYSCO’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of SYSCO or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
          (d) Approval by the stockholders of SYSCO of a complete liquidation or dissolution of SYSCO.
     Claimant. “Claimant” shall have the meaning set forth in Section 7.7.
     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     Company. “Company” means SYSCO and any Subsidiary that has adopted the Plan with the approval of the Committee, pursuant to Section 8.1.
     Company Match. “Company Match” shall have the meaning set forth in Section 3.2.
     Committee. “Committee” means the persons who are from time to time serving as members of the committee administering this Plan.
     Default Distribution Option. “Default Distribution Option” shall have the meaning set forth in Section 6.6(c)(iv).
     Default Investment. “Default Investment” shall mean a hypothetical investment with an investment return equal to the monthly average of the Moody’s Average Corporate Bond Yield for the calendar year ending prior to the beginning of the Plan Year for which such rate shall be effective, plus one (1) percent; provided, however, for calendar years commencing on or after January 1, 2006, “Default Investment” shall mean a hypothetical investment with a per annum investment return equal to the sum of (x) the monthly average of the Moody’s Average Corporate Bond Yield (determined by dividing the sum of the Corporate Bond Yield Averages for each month, as published in Moody’s Bond Survey, by the number of months in the applicable calculation period) for the period described in (i) or (ii) that produces the higher rate: (i) the six-month period ending on October 31st of the calendar year prior to the calendar year for which such rate shall be effective, or (ii) the twelve-month period ending on October 31st of the calendar year prior to the calendar year for which such rate shall be effective, plus (y) 1%, or such other Investment designated by the Committee as the “Default Investment” on Exhibit “A” attached hereto. The investment return of the Default Investment shall be re-determined annually as of November 1st of the calendar year prior to the calendar year for which such rate shall be effective. The investment return, once established, shall be effective as of January 1st of the calendar year following the calendar year in which such investment return is calculated and shall remain in effect for the entire calendar year.

     Deferrals. “Deferrals” shall mean Bonus Deferrals and Salary Deferrals.
     Deferral Election. “Deferral Election” shall mean either a Bonus Deferral Election, a Salary Deferral Election or both.
     Deferred Compensation Ledger. “Deferred Compensation Ledger” means the ledger maintained by the Committee for each Participant which reflects the amount of the Participant’s Deferrals, Company Match, credits and debits for deemed Investment earnings and losses pursuant to Sections 4.4 and 4.6, interest credited pursuant to Sections 4.5 and 4.6, and cash distributed to the Participant or the Participant’s Beneficiaries pursuant to Article VI.
     Disability. “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) has been determined by the Social Security Administration to be totally disabled.
     Eligibility Date. “Eligibility Date” means the date as of which an employee of a Company is first eligible to participate in the Plan. An employee shall be notified of the employee’s Eligibility Date by the Committee or its designee.
     Fair Market Value. “Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Committee in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Committee determines to be appropriate.

     Fixed Interest Option. “Fixed Interest Option” shall have the meaning set forth in Section 4.4(d).
     In-Service Account. “In-Service Account” means a separate recordkeeping account under a Participant’s Account in the Deferred Compensation Ledger that is created when a Participant elects a new In-Service Distribution Date with respect to amounts deferred hereunder.
     In-Service Distribution. “In-Service Distribution” means a payment by SYSCO to the Participant following the occurrence of an In-Service Distribution Date of the amount represented by the balance in the In-Service Account with respect to such In-Service Distribution Date.
     In-Service Distribution Date. “In-Service Distribution Date” means the date selected by the Participant following which the Participant’s applicable In-Service Account shall be paid.
     In-Service Distribution Election. “In-Service Distribution Election” shall have the meaning set forth in Section 6.6(a)(ii).
     Installment Distribution Option. “Installment Distribution Option” shall have the meaning set forth in Section 6.6(c)(i).
     Investment. “Investment” means the options set forth in Exhibit “A” attached hereto, including interest credited at the investment return of the Default Investment, as the same may be amended from time to time by the Committee in its sole and absolute discretion.
     Lump Sum Distribution Option. “Lump Sum Distribution Option” shall have the meaning set forth in Section 6.6(c)(ii).
     Management Incentive Plan. “Management Incentive Plan” means the SYSCO Corporation 1995 Management Incentive Plan, the SYSCO Corporation 2000 Management Incentive Plan, and the SYSCO Corporation 2005 Management Incentive Plan, as each may be amended from time to time, any successor plan, and, at the discretion of the Committee, any other management incentive plan of SYSCO.
     MIP Bonus. “MIP Bonus” means a bonus awarded or to be awarded to the Participant under (i) the Management Incentive Plan; and/or (ii) the SYSCO Corporation 2006 Supplemental Performance Based Bonus Plan, as may be amended from time to time, and any successor plan with respect to a given Plan Year ending after July 1, 2006.
     MIP Participation. “MIP Participation” means participation in the Management Incentive Plan. Solely for purposes of vesting under this Plan, MIP Participation shall include the time the Participant was not eligible to participate in the Management Incentive Plan if, the Participant (i) was previously eligible to participate in the Management Incentive Plan, (ii) employed by the Company while such Participant was ineligible to participate in the Management Incentive Plan; and (ii) later becomes eligible to again participate in the Management Incentive Plan.
     Participant. “Participant” means an employee of a Company who becomes eligible for or is participating in the Plan, and any other current or former employee of a Company who has an Account in the Deferred Compensation Ledger.
     Performance Based Compensation. “Performance Based Compensation” means compensation that is based on services performed over a period of at least twelve (12) months to the extent it is contingent on satisfaction of pre-established performance criteria and not readily ascertainable at the time of the Participant’s deferral election, as determined by the Committee in accordance with Section 409A.
     Plan. “Plan” means the Fourth Amended and Restated SYSCO Corporation Executive Deferred Compensation Plan, as set forth in this document and amended from time to time.
     Plan Year. “Plan Year” means a one-year period that coincides with the fiscal year of SYSCO. SYSCO has a 52/53 week fiscal year beginning on the Sunday next following the Saturday closest to June 30th of each calendar year.
     Retirement. “Retirement” means (i) with respect to any Participant’s Separation from Service before July 3, 2005, “Retirement” means any Separation from Service of a Participant from the Company for any reason other than death or Disability on or after attaining age sixty (60); and (ii) with respect to any Participant’s Separation from Service on or after July 3, 2005, “Retirement” means a Participant’s Separation from Service from the Company for any reason other than death or Disability on or after the earlier of (A) the date the Participant attains age sixty (60), or (B) the date that the Participant has attained age fifty-five (55) and has at least fifteen (15) years of MIP Participation.
     Retirement Investment Election. “Retirement Investment Election” shall have the meaning set forth in Section 4.4(d).
     Salary Compensation. “Salary Compensation” means any base salary plus any receipts of commission compensation which is otherwise payable to a Participant in cash by the Company in any calendar year. Specifically, “Salary Compensation” shall include contributions made by the Company on behalf of a Participant under any salary reduction or similar arrangement to a cafeteria plan described in Section 125 of the Code, elective contributions pursuant to an arrangement qualified under Section 401(k) of the Code, amounts contributed as Salary Deferrals under this Plan, and any additional amounts determined in the sole discretion of the Committee. “Salary Compensation” shall exclude moving expenses, any gross up of moving expenses to account for increased income taxes, Company contributions under any qualified retirement plan, Company accruals to a Participant’s account under the SYSCO Corporation Supplemental Executive Retirement Plan, any amounts payable to the Participant under the SYSCO Corporation Long Term Incentive Cash Plan, a Participant’s MIP Bonus, any amounts relating to the grant of a stock option, the exercise of a stock option, or the sale or deemed sale of any shares thereby acquired, any compensation paid in the form of shares of SYSCO stock, bonus paid as an inducement to enter the employment of the Company, any severance payments or other compensation which is paid to a Participant as a result of the Participant’s termination of employment with the Company, and any additional amounts determined in the sole discretion of the Committee.
     Salary Deferral. “Salary Deferral” shall have the meaning set forth in Section 3.3.
     Salary Deferral Election. “Salary Deferral Election” shall have the meaning set forth in Section 3.3.
     Section 409A. “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive authority promulgated by the Treasury Department or the Internal Revenue Service under Section 409A of the Code.
     Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.
     Separation from Service. “Separation from Service” means “separation from service” within the meaning of Section 409A.
     Specified Employee. “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. A Participant shall be treated as a key employee if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on an Identification Date. If a Participant is a key employee as of an Identification Date, the Participant shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such Identification Date. For purposes of any “Specified Employee” determination hereunder, the “Identification Date” shall mean the last day of the calendar year. The

Committee may in its discretion amend the Plan to change the Identification Date, provided that any change to the Plan’s Identification Date shall not take effect for at least twelve (12) months after the date of the Plan amendment authorizing such change.
     Subsidiary. “Subsidiary” means (a) any corporation which is a member of a “controlled group of corporations” which includes SYSCO, as defined in Code Section 414(b), (b) any trade or business under “common control” with SYSCO, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes SYSCO, as defined in Code Section 414(m), (d) any other entity required to be aggregated with SYSCO pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Subsidiary” by resolution of the Board of Directors or by the Committee for purposes of this Plan.
     SYSCO. “SYSCO” means SYSCO Corporation, the sponsor of this Plan.
     Termination. “Termination” means Separation from Service with the Company, voluntarily or involuntarily, for any reason other than Retirement, death or Disability.
     Termination/Retirement Account. “Termination/Retirement Account” means that portion of a Participant’s Account in the Deferred Compensation Ledger that has not been allocated to In-Service Accounts.
     Treasury Regulations. “Treasury Regulations” means the Federal Income Tax Regulations, and to the extent applicable any Temporary or Proposed Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     Total Payments. “Total Payments” means all payments or benefits received or to be received by a Participant in connection with a Change of Control of SYSCO and the termination of his employment under the terms of this Plan, the SYSCO Corporation Supplemental Executive Retirement Plan, and in connection with a Change of Control of SYSCO under the terms of any stock option plan or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control or any person affiliated with the Company or who, as a result of the completion of transactions causing a Change of Control, become affiliated with the Company within the meaning of Section 1504 of the Code, taken collectively.
     Unforeseeable Emergency. “Unforeseeable Emergency” shall have the meaning set forth in Section 6.9.
     Variable Investment Option. “Variable Investment Option” shall have the meaning set forth in Section 4.4(d).

ARTICLE II
ELIGIBILITY
     Initially, all participants in the Management Incentive Plan, exclusive of any participant whose compensation income from the Company and its Subsidiaries is subject to taxation under the Canadian income tax laws, shall be eligible to participate in this Plan. However, the Committee retains the right to establish such additional eligibility requirements for participation in this Plan as it may determine is appropriate or necessary from time to time and has the right to determine, in its sole discretion, that any one or more persons who meet the eligibility requirements shall not be eligible to participate for one or more Plan Years beginning after the date they are notified of this decision by the Committee.

ARTICLE III
PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS
     3.1 Bonus Deferral Election. A Participant may elect, what, if any, percentage of his MIP Bonus earned during a given Plan Year is to be deferred under this Plan (a “Bonus Deferral Election”), and such percentage shall be designated by the Participant pursuant to such form as approved by the Committee for this purpose (any such amount so deferred, a “Bonus Deferral”). To be eligible to make a Bonus Deferral Election for a given Plan Year, a Participant’s Eligibility Date must occur or have occurred on or before the first day of the Plan Year to which such Bonus Deferral Election relates. To make a Bonus Deferral Election, a Participant must complete, execute and file with the Committee a Bonus Deferral Election form within the applicable deadlines set forth below. A Bonus Deferral Election shall apply only with respect to the Plan Year specified in the Bonus Deferral Election form, and except as provided in Section 3.5 hereof, shall be irrevocable after the applicable deadline for making a Bonus Deferral Election for such Plan Year. To be effective, a Participant’s Bonus Deferral Election form must be received by the Committee within the period established by the Committee for a given Plan Year, provided that such period ends no later than the following times: (i) if the MIP Bonus qualifies as Performance Based Compensation (as applied on a Participant-by-Participant basis), the date that is six (6) months before the end of the Plan Year with respect to which such MIP Bonus is payable; or (ii) if the MIP Bonus does not qualify as Performance Based Compensation, the last day of the Plan Year immediately preceding the Plan Year with respect to which such MIP Bonus is payable. Prior to the period the Committee establishes for each Participant to make his Bonus Deferral Election, the Committee shall notify all eligible Participants of the maximum and minimum percentages of the MIP Bonus earned during a given Plan Year that may be deferred. If the Committee does not receive a Participant’s Bonus Deferral Election form within the period established for such purpose by the Committee for such Plan Year, the Participant shall be deemed to have elected not to make a Bonus Deferral Election for that Plan Year.
     3.2 Company Match. The Company shall award to each Participant who elects to defer a portion of his MIP Bonus under this Plan an amount equal to 50% of that portion of the amount of the MIP Bonus deferred which is not in excess of 20% of his MIP Bonus, for a maximum potential match by the Company of 10% of the Participant’s MIP Bonus (any such amount so awarded, a “Company Match”); provided, however, that for Bonus Deferrals made for Plan Years beginning on or after July 3, 2005, the Company shall award to each Participant who elects to defer a portion of his MIP Bonus under this Plan, a Company Match equal to 15% of that portion of the amount of the MIP Bonus deferred which is not in excess of 20% of his MIP Bonus, for a maximum potential Company Match of 3% of the Participant’s MIP Bonus. Notwithstanding anything herein or otherwise to the contrary, in no event shall the calculation of the Company Match take into account amounts deferred pursuant to Section 3.3.
     3.3 Salary Deferral Election. A Participant may elect to defer under this Plan all or a portion of the Salary Compensation otherwise payable to the Participant by the Company (a “Salary Deferral Election”), which amount shall be designated by the Participant pursuant to such form as approved by the Committee for this purpose (any such amount so deferred, a “Salary Deferral”). To make a Salary Deferral Election, a Participant must complete, execute and file with the Committee a Salary Deferral Election form within the applicable deadlines set forth below. A Salary Deferral Election shall apply only with respect to the calendar year or portion thereof, specified in the Salary Deferral Election form, and, except as provided in Section 3.5 hereof, shall be irrevocable after the applicable deadline for making a Salary Deferral Election for such calendar year.
          (a) In General. To be effective, a Salary Deferral Election form must be received by the Committee, within the period established by the Committee for a given calendar year; provided that such period ends on or before December 31 of the year prior to the calendar year for which the Salary Deferral Election is to be effective. If the Committee fails to receive a Salary Deferral Election form from a Participant during the period established by the Committee for such calendar year, the Participant shall be deemed to have elected not to make a Salary Deferral Election for that calendar year.
          (b) Election for First Year as Participant. Notwithstanding the provisions of Section 3.3(a), in the calendar year in which a Participant first becomes eligible to participate in the Plan, the Participant may make a Salary Deferral Election with respect to all or a portion of such Participant’s Salary Compensation beginning with the payroll period next following the receipt of the Participant’s Salary Deferral Election form; provided that such Salary Deferral Election form is received by the Committee prior to the 31st day following the Participant’s Eligibility Date. If the Committee does not receive such Participant’s Salary Deferral Election prior to the 31st day following the Participant’s Eligibility Date, the Participant shall be deemed to have elected not to make a Salary Deferral Election for such calendar year. Salary Deferral Elections by such a Participant for succeeding calendar years shall otherwise be made in accordance with the provisions of Section 3.3(a).

          (c) Additional Rules and Procedures. The Committee shall have the discretion to adopt such additional rules and procedures applicable to Salary Deferral Elections that the Committee determines are necessary. By way of amplification and not limitation, the Committee shall have the authority to limit the amount of Salary Compensation deferred by a Participant under this Plan for any calendar year, require a Participant to pay or provide for payment of cash to the Company, and/or take such other actions determined to be necessary where, as a result of a Participant’s Salary Deferral Election, the compensation payable to a Participant currently is less than such Participant’s tax withholding and other obligations.
     3.4 Discretionary Company Contributions. Notwithstanding anything to the contrary contained herein, if authorized by the Board of Directors or a committee thereof, the Company, may, pursuant to a written agreement approved by the Board of Directors or a committee thereof, cause the Company to make additional contributions to a Participant’s Account. Any discretionary Company contributions made pursuant to this Section 3.4 shall be credited to a Participant’s Termination/Retirement Account and shall be paid at the earliest to occur of a Participant’s death, Disability, Retirement or Termination. Unless otherwise expressly provided in such written agreement, such discretionary contributions by the Company shall vest in accordance with the provisions of Section 5.2 of the Plan.
     3.5 Cancellation of Deferral Elections upon the Occurrence of an Unforeseeable Emergency. Notwithstanding anything to the contrary contained herein, if a Participant requests a hardship withdrawal pursuant to Section 6.9, and the Committee determines that such Participant has suffered an Unforeseeable Emergency, the Participant may elect to cancel such Participant’s Deferral Elections in effect for such calendar year. Such election shall be made in writing by the Participant in such form as the Committee determines from time to time. In addition, if a Participant receives a hardship distribution under a 401(k) plan sponsored by the Company, all Deferral Elections in effect for the calendar year or Plan Year, as the case may be, in which such hardship distribution is made shall be cancelled, and such Participant may not make additional Deferral Elections for at least six (6) months following the receipt of such hardship distribution. Any subsequent Deferral Election shall be subject to the rules of Sections 3.1 or 3.3, as applicable.

ARTICLE IV
ACCOUNT
     4.1 Establishing a Participant’s Account. The Committee shall establish an Account for each Participant in a Deferred Compensation Ledger which shall be maintained by the Company. Each Account shall reflect the entire interest of the Participant in the Plan.
     4.2 Credit of the Participant’s Bonus Deferral and the Company’s Match. Upon completion of the Plan Year, the Committee shall determine, as soon as administratively practicable, the amount of a Participant’s MIP Bonus that has been deferred for that Plan Year and the amount of the Company Match that has been awarded to the Participant pursuant to Section 3.2 and shall credit those amounts to the Participant’s Account in the Deferred Compensation Ledger as of the July 1st coincident with or closest to the end of the Plan Year for which the MIP Bonus was awarded.
     4.3 Credit of the Participant’s Salary Deferrals. The Participant’s Account in the Deferred Compensation Ledger shall be credited with respect to Salary Deferrals, on the same day of each month on which cash compensation would otherwise have been paid to a Participant, with a dollar amount equal to the total amount by which the Participant’s cash compensation for such month was reduced in accordance with the Participant’s Salary Deferral Election.
     4.4 Deemed Investment of Deferrals. The credit balance of the Deferrals in the Participant’s Account shall be deemed invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
          (a) Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments in which the Deferrals in such Participant’s Account will be deemed invested. The Investments designated by a Participant shall be deemed to have been purchased on the date on which the Deferrals are credited to the Participant’s Account, or if such day is not a Business Day, on the first Business Day following such date. If a Participant has not made a designation of Investments in which such Participant’s Deferrals will be deemed invested, the credit balance of the Deferrals in the Participant’s Account shall be deemed to be invested in the Default Investment.
          (b) At such times and under such procedures as the Committee shall designate, each Participant shall have the right to (i) change the existing Investments in which the Deferrals in such Participant’s Account are deemed invested by treating a portion of such Investments as having been sold and the new Investments purchased, and (ii) change the Investments which are deemed purchased with future Deferral credits to the Participant’s Account.
          (c) In the case of any deemed purchase of an Investment, the Participant’s Account shall be decreased by a dollar amount equal to the number of units of such Investment treated as purchased multiplied by the per unit net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date, and shall be increased by the number of units of such Investment treated as purchased. In the case of any deemed sale of an Investment, the Participant’s Account shall be decreased by the number of units of such Investment treated as sold, and shall be increased by a dollar amount equal to the number of units of such Investment treated as sold multiplied by the net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date.
          (d) If a Participant’s Retirement occurs on or after January 1, 2006, and the Participant has elected (or is deemed to have elected) to receive any portion of the Participant’s distribution under Section 6.3 (upon Retirement) pursuant to the Installment Distribution Option, then, with respect such portion, the Participant may elect (the “Retirement Investment Election”) either (i) to have interest credited to the declining balance of such portion of the Participant’s Account at a fixed interest rate determined pursuant to Section 4.6(b)(ii) (the “Fixed Interest Option”); or (ii) to have the Participant’s designation of deemed Investments (which deemed Investments may continue to be changed pursuant to Section 4.4(b)) remain in effect throughout the period of distribution with respect to such portion (the “Variable Investment Option”); provided, however, that if the Participant dies during the period of distribution, such Participant’s Investment designations shall be terminated as of the date of the Participant’s death and such Participant’s Account shall be deemed invested in the Default Investment. A Participant shall make his or her Retirement Investment Election at such time and in such form as determined by the Committee. If the Committee does not receive a Participant’s Retirement Investment Election in the period prescribed by the Committee, the Participant shall be deemed to have elected the Fixed Interest Option. Once a Participant has made a Retirement Investment Election (or is deemed to have made a Retirement Investment Election) such election is irrevocable. Interest or deemed Investment earnings or losses, as the case may be, shall be credited or debited to the Participant’s Account at such times and in such amounts as determined under Section 4.6.

          (e) In no event shall the Company be under any obligation, as a result of any designation of Investments made by Participants, to acquire any Investment assets, it being intended that the designation of any Investment shall only affect the determination of the amounts ultimately paid to a Participant.
          (f) In determining the amounts of all debits and credits to the Participant’s Account, the Committee shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Participant’s Account, the Committee, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
     4.5 Crediting of Interest on Company Match . Interest will be credited on any Company Match in the Participant’s Account in accordance with this Section 4.5 at the investment return of the Default Investment. Interest on such Company Match shall be compounded annually, but credited on a daily basis. Following the occurrence of an event giving rise to a distribution, interest will be credited on any Company Match in the Participant’s Account at such times and at the rate (or rates) determined under Section 4.6.
     4.6 Procedure to Credit or Debit Interest, Earnings or Losses Upon an Event of Distribution.
          (a) Distributions upon Retirement under the Variable Investment Option. If a Participant is entitled to receive a distribution pursuant to Section 6.3 (upon Retirement) and elects the Variable Investment Option under Section 4.4(d)(ii), the declining balance of the portion of the Participant’s Account (including any portion of the Company Match (and any interest credited thereon pursuant to Section 4.5)) to which this Section 4.6(a) applies, shall continue to be credited or debited with Investment earnings or losses (including interest credited at the investment return of the Default Investment, if that Investment option is selected) for the period beginning on the day following the day on which the event giving rise to the distribution occurs and continuing until the day immediately prior to the final installment distribution is paid. For purposes of the preceding sentence, any portion of the Company Match (and any interest credited thereon pursuant to Section 4.5) that is subject to this Section 4.6(a) shall be deemed invested in the Default Investment. The amount of interest or deemed Investment earnings or losses credited or debited to the Participant’s Account shall be determined by the Committee in accordance with Section 4.4(f).
          (b) Distributions Upon Death, Disability, Termination or Retirement (not under the Variable Investment Option). If a Participant or a Participant’s Beneficiaries are entitled to receive a distribution pursuant to

Sections 6.1 (upon death), 6.2 (upon Disability), 6.3 (upon Retirement) and the Participant did not elect the Variable Investment Option under Section 4.4(d)(ii), or 6.4 (upon Termination), interest or deemed Investment earnings or losses shall be debited or credited to the portion of the Participant’s Account (including any portion of the Company Match (and interest credited thereon pursuant to Section 4.5)) subject to this Section 4.6(b) in accordance with this Section 4.6(b).
               (i) Crediting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until, (A) for events giving rise to a distribution that occur before the January 1, 2006, the date of the event giving rise to the distribution, or (B) for events giving rise to a distribution that occur on or after January 1, 2006, the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence (the “Conversion Date”), at which time the deemed Investments in the Participant’s Account shall be treated as sold and credited with a dollar value in accordance with Section 4.4(c). For purposes of this Section 4.6(b)(i), for the period prior to the Conversion Date, any portion of the Company Match (and any interest credited thereon pursuant to Section 4.5), that is subject to this Section 4.6(b) shall be deemed invested in the Default Investment. After the Conversion Date, there shall be no additional credits or debits to the Participant’s Account for deemed Investment earnings or losses. Notwithstanding the foregoing, the Participant’s Account shall be credited with interest, at the rate of the Default Investment, for the period beginning on the Conversion Date and ending on the day immediately before the date on which distribution payments commence.
               (ii) Crediting of Interest After Commencement of Installment Distributions. With respect to distributions subject to this Section 4.6(b), if any portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, interest shall be credited to the declining balance of the portion of the Participant’s Account subject to this Section 4.6(b)(ii), beginning on the day on which distributions commence and continuing until the day immediately before the final installment distribution is paid. The interest crediting rate for purposes of this Section 4.6(b)(ii) shall be the investment return of the Default Investment for the last calendar year ending prior to the event giving rise to the distribution; provided however, that for events occurring on or after January 1, 2006 that give rise to a distribution, the interest crediting rate hereunder shall be the per annum interest rate equal to the sum of (x) the monthly average of the Moody’s Average Corporate Bond Yield (determined by dividing the sum of the Corporate Bond Yield Averages for each month, as published in Moody’s Bond Survey, by the number of months in the calculation period) for the period described in (i) or (ii) that produces the higher rate: (i) the six-month period ending on the last day of the month that is two months prior to the month during which distributions are to commence, or (ii) the twelve-month period ending on the last day of the month that is two months prior to the month during which distributions are to commence, plus (y) 1%.

ARTICLE V
VESTING
     5.1 Deferrals. The amount credited to a Participant’s Account attributable to Deferrals, adjusted for deemed Investment earnings and losses pursuant to Section 4.4, shall be 100% vested at all times, except that deemed Investment earnings shall be subject to forfeiture under Sections 6.7 and 6.8.
     5.2 Company Match.
          (a) Each Company Match, together with interest accumulated on those matches pursuant to Section 4.5, shall vest on the earlier to occur of: (a) the tenth anniversary of the date as of which the Company Match was credited to the Participant’s Account, (b) the Participant attaining age 60, (c) the Participant’s death, (d) the Participant’s Disability, or (e) a Change of Control, provided that such vested Company Matches shall be subject to forfeiture under Sections 6.7 and 6.8 and any reduction caused by the restriction in Section 6.11.
          (b) Notwithstanding the foregoing, effective for Plan Years beginning on or after July 3, 2005, upon a Participant’s Retirement, each previously unvested Company Match (together with interest accumulated on such Company Matches pursuant to Section 4.5) shall be vested according to the following schedule:

Participant’s Combined Full Years of Age
as of the Participant’s Date of Retirement and
Full Years of MIP Participation	Vested Percentage

Less than 70	0%
70	50%
71	55%
72	60%
73	65%
74	70%
75	75%
76	80%
77	85%
78	90%
79	95%
80 or more	100%
By way of clarification, a Participant who is age fifty-five (55) with fifteen (15) years MIP Participation shall be fifty percent (50%) vested in any previously unvested Company Match, and the Participant shall be vested in any previously unvested Company Match (i) an additional five percent (5%) for each full year of his age in excess of fifty-five (55) as of the date of the date of such Participant’s Retirement; and (ii) an additional five percent (5%) for each full year of MIP Participation by such Participant over fifteen (15) years as of the date of such Participant’s Retirement.
          (c) Notwithstanding anything to the contrary contained herein, the Compensation and Stock Option Committee of the Board of Directors may, within its sole discretion, accelerate vesting under this Section 5.2 when it determines that specific situations warrant such action.

ARTICLE VI
DISTRIBUTIONS
     6.1 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).
          Each Participant, upon making his initial deferral election, shall file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation shall be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or, in the case of an entity, otherwise ceased to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary who is an individual shall be deemed to have predeceased the Participant if the Beneficiary dies within 30 days of the date of the Participant’s death. If any Beneficiary survives the Participant but dies or, in the case of an entity, otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or, in the case of an entity, to the Participant’s spouse, if the spouse survives the Participant, or otherwise to the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the Participant’s spouse in a form acceptable to the Committee in order to be effective.
     6.2 Disability. Upon the Disability of a Participant, the Participant shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).
     6.3 Retirement. Upon the Retirement of a Participant, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Distribution option selected by the Participant under Section 6.6(c). Any amounts not vested at the time of such Participant’s Retirement shall be forfeited.
     6.4 Distributions Upon Termination. Upon a Participant’s Termination, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Lump Sum Distribution Option. Any amounts not vested at the time of such Participant’s Termination shall be forfeited.
     6.5 In-Service Distributions. Each In-Service Distribution shall be paid in a lump sum at the time provided in the In-Service Distribution election made with respect thereto, or as soon as administratively practicable after the occurrence of the In-Service Distribution Date. Notwithstanding a Participant’s election to receive an In-Service Distribution of some or all of the Participant’s Account, if the Participant’s Retirement, Disability, death or Termination, as applicable, occurs prior to the commencement or completion of payments elected in connection with any In-Service Distribution Date(s), the Participant’s remaining In-Service Distribution Account balance(s) shall be distributed pursuant to the Plan’s provisions regarding distributions upon Retirement, Disability, death or Termination, as applicable.
     6.6 Distribution Elections for Deferrals. Each Participant shall have the right to elect, to revoke, or to change any prior election of the timing of payment or the form of distribution at the time and under the rules established by the Committee, which rules shall include the provisions of this Section 6.6.
          (a) Initial Distribution Elections.
               (i) Death/Disability/Retirement Distribution Elections. A Participant may elect different forms of distribution, as specified in Section 6.6(c), with respect to the distribution events described in Sections 6.1 (upon death), 6.2 (upon Disability) and 6.3 (upon Retirement). The initial election of form of distribution with respect to a particular distribution event, if received by the Committee in proper form prior to or concurrent with the time a Participant first makes an affirmative Deferral Election under this Plan, shall be effective upon receipt, and shall become irrevocable at the time a Participant first makes an affirmative Deferral Election under this Plan. All elections of form of distribution, with respect to such distribution events, made after the time a Participant first makes an affirmative Deferral Election under this Plan must comply with the rules of Section 6.6(b).
               (ii) In-Service Distribution Elections. In connection with each Salary Deferral Election and/or Bonus Deferral Election made for a given calendar year and/or Plan Year, a Participant may elect to receive such Deferrals in a lump sum distribution at an In-Service Distribution Date that is at least three (3) years after the end of the calendar year in which such Salary Compensation or MIP Bonus would otherwise have been paid (an “In-Service Distribution Election”); provided, however, that a Participant’s designation of an In-Service Distribution Date with respect to a Bonus Deferral shall not apply to any Company Match associated with such Bonus Deferral. For the avoidance of doubt, a vested Company Match shall only be payable in connection with a distribution event described in Section 6.1 (upon death), 6.2 (upon Disability), 6.3 (upon Retirement), or 6.4 (upon Termination). Except as otherwise required by the Committee, an In-Service Distribution Election may be made separately with respect to each calendar year’s or Plan Year’s Salary Deferrals and/or Bonus Deferrals, and In-Service Distribution Accounts shall be established accordingly. Any portion of a Deferral that is not credited to an In-Service Distribution Account shall be credited to the Participant’s Termination/Retirement Account, which credited amounts shall remain credited to the Participant’s Termination/Retirement Account until such amounts have been distributed to the Participant or the Participant’s Beneficiary and may not be credited or reallocated to an In-Service Account.
          (b) Subsequent Elections. Any election, revocation, or change of election of form of distribution with respect to distributions upon death, Disability and Retirement that a Participant makes after he first makes an affirmative Deferral Election under this Plan; or any revocation or change of election of time of payment with respect to In-Service Distributions (such elections, revocations and changes are referred to collectively herein as “Subsequent Elections”) shall be effective only if the requirements of this Section 6.6(b) are met. Subsequent Elections may be submitted to the Committee from time to time in the form determined by the Committee and shall be effective on the date that is twelve (12) months after the date on which such Subsequent Election is received by the Committee. If an event giving rise to a distribution occurs during the one-year period after a Subsequent Election is made, or if such Subsequent Election does not meet the requirements of this Section 6.6(b), distributions under this Plan shall be made pursuant to the Participant’s last effective election, revocation, or change with respect to the event giving rise to the distribution. With respect to payments upon Retirement, Termination or upon the occurrence of an In-Service Distribution Date, (i) the Subsequent Election must be received by the Committee in proper form at least one year prior to such Participant’s Retirement, Termination or the occurrence of an In-Service Distribution Date; and (ii) the first payment pursuant to such Subsequent Election may not be made within the five-year period commencing on the date such payment would have been made or commenced under the last effective election, revocation, or change made by the Participant. Notwithstanding the foregoing provisions of this Section

6.6(b), at such time as the Committee shall determine, but no later than December 31, 2008, a Participant may make a Subsequent Election to change the form of distribution of a Participant’s Account (for distributions upon Retirement, death or Disability) and such election shall be immediately effective, provided that a Subsequent Election made during calendar year 2007 may not: (i) apply to any amount that would otherwise be payable during calendar year 2007, or (ii) cause an amount that is otherwise payable after calendar year 2007 to be paid in calendar year 2007; and provided further, that a Subsequent Election made during calendar year 2008 may not: (A) apply to any amount that would otherwise be payable during calendar year 2008, or (B) cause an amount that is otherwise payable after calendar year 2008 to be paid in calendar year 2008. Notwithstanding the above, such Subsequent Election shall not apply to any distribution otherwise payable within the six-month period following the date of such Subsequent Election.
          (c) Distribution Options. The distribution options that may be selected by Participants pursuant to this Section 6.6 are as follows:
               (i) Installment Distribution Option. If a Participant selects the “Installment Distribution Option”, with respect to all or a portion of a Participant’s Account, the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this section applies as follows: (A) if the distribution is pursuant to Section 6.1 (upon death), 6.2 (upon Disability) or 6.3 (upon Retirement) and the Participant elected the Fixed Interest Option under Section 4.4(e)(i), in equal quarterly or annual (as selected by the Participant) installments of principal and interest for a period of up to 20 years (as selected by the Participant); or (B) if the distribution is pursuant to Section 6.3 (upon Retirement) and the Participant elected the Variable Investment Option under Section 4.4(e)(ii), each installment payment amount during the period of distribution (as selected by the Participant) shall be determined as the result of a calculation, performed as soon as administratively practicable before the date the installment payment is to be made, where (A) is divided by (B):
                    (A) equals the remaining value of the Participant’s Account as of the date of such calculation; and
                    (B) equals the remaining number of installment payments. Amounts distributed pursuant to the Installment Distribution Option shall be treated as a single payment for purposes of Section 409A.

               (ii) Lump Sum Distribution Option. If the Participant selects the “Lump Sum Distribution Option”, with respect to all or a portion of the Participant’s Account, the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this Section 6.6(c)(ii) applies, in a lump sum.
               (iii) Combination Lump Sum and Installment Distribution Option. Participants may also elect to have their Accounts distributed in part pursuant to the Lump Sum Distribution Option, and the balance distributed pursuant to the Installment Distribution Option, by making the appropriate designation on the form which the Committee has approved for this purpose.
               (iv) Default Distribution Option. If a Participant does not have an effective election as to the form of distribution on file with the Committee at the time distributions to such Participant are to commence, the Participant shall be conclusively deemed to have elected to receive the vested balance of such Participant’s Account pursuant to the Installment Distribution Option annually over a period of fifteen (15) years (the “Default Distribution Option”).
          (d) Commencement of Distributions. Distributions pursuant to this Section 6.6 shall commence as soon as administratively feasible after the event giving rise to the distribution, but not later than 90 days after the event giving rise to the distribution; provided, however, that in the case of the death of the Participant, distributions shall not commence within the 30-day period following the Participant’s death; provided further, that, in the case of a Participant who has made a Subsequent Election, distributions shall not commence earlier than the time prescribed by Section 6.6(b); provided further, that distributions to a Specified Employee that result from such Participant’s Separation from Service shall not commence earlier than the date that is six (6) months after such Specified Employee’s Separation from Service from the Company if such earlier commencement would result in the imposition of tax under Section 409A. If distributions to a Participant are delayed because of the six-month distribution delay described in the immediately preceding sentence, such distributions shall commence as soon as administratively feasible following the end of such six-month period.
     6.7 Forfeiture For Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a Participant, that the Participant was discharged by the Company for fraud, embezzlement, theft, commission of a felony, dishonesty in the course of his employment by the Company which damaged the Company, or for disclosing any confidential information or trade secret of the Company, the entire amount credited to his Account in the Deferred Compensation Ledger, exclusive of the lesser of (a) the total Deferrals of the Participant, without any adjustments for deemed Investment earnings and losses pursuant to Section 4.4, or (b) the credit balance of the Participant’s Account attributable to Deferrals, taking into account the adjustments for deemed Investment earnings and losses pursuant to Section 4.4, shall be forfeited even though it may have been previously vested under Article V. The decision of the Committee as to the cause of a Participant’s discharge and the damage done to the Company shall be final. No decision of the Committee shall affect the finality of the discharge of the Participant by the Company in any manner. Notwithstanding the foregoing, the forfeiture created by this Section shall not apply to a Participant discharged during the Plan Year in which a Change of Control occurs, or during the next succeeding three (3) Plan Years following the Plan Year in which a Change of Controls occurs unless an arbitrator selected to review the Committee’s findings agrees with the Committee’s determination to apply the forfeiture.
     6.8 Forfeiture for Competition.
          (a) Participant hereby recognizes that the Company would not be providing the valuable benefits conferred by this Plan but for Participant’s willingness to provide certain post-employment covenants designed to protect the Company’s valuable confidential information, trade secrets and goodwill, including, without limitation, its valuable customer and supplier relationships. By accepting the benefits provided by this Plan, Participant acknowledges that Participant is engaging in an arms-length transaction of parties with equal bargaining power, recognizing that Participant may refuse to accept the benefits provided by this Plan and accordingly refuse to provide the covenants contained in this Section 6.8 without any impact on Participant’s continued employment with the Company (or, as applicable, any Subsidiary of the Company).
          (b) Participant shall forfeit all amounts otherwise due under this Plan, exclusive of the lesser of (i) the total Deferrals of the Participant, without any adjustments for deemed Investment earnings and losses pursuant to Section 4.4, or (ii) the credit balance of the Participant’s Account attributable to Deferrals, taking into account the adjustments for deemed Investment earnings and losses pursuant to Section 4.4, even though it may have been previously vested under Article V, if the Committee finds, after full consideration of the facts, that Participant, at any time within five years from Participant’s last day of employment and without written consent of the Company’s CEO or General Counsel, directly or indirectly engages in any of the following acts: (1) participates (regardless of whether as a director, officer, employee, consultant or independent contractor) in the management of any business that competes with the business of the Company (or, if applicable, any Subsidiary of the Company if Participant worked for a Subsidiary of the Company as of Participant’s last day of employment) in any county where the Company (or as applicable, any Subsidiary of the Company) that employed Participant sold product as of the date of this Plan, as amended, provided that Participant also worked in or had responsibility over such county or counties at any time during the last twenty-four (24) months of Participant’s employment with the Company (or, as applicable, any Subsidiary of the Company); (2) solicits, entices or recruits for any business that competes with the business of the Company (or, if applicable, any Subsidiary of the Company if Participant worked for a Subsidiary of the Company as of Participant’s last day of employment) any actual or prospective customer of the Company (or as applicable, any Subsidiary of the Company) with whom Participant had contact at any time during Participant’s employment; or (3) solicits, entices or recruits any employee of the Company (or, if applicable, any Subsidiary of the Company if Participant worked for a Subsidiary of the Company as of Participant’s last day of employment) to leave such employment to join a competing business.
          (c) Notwithstanding the foregoing, the forfeiture created by this Section 6.8 shall not apply to any Participant whose termination of employment from the Company which adopted this Plan occurs during the Plan Year in which a Change of Control occurs or during the next three (3) succeeding Plan Years following the Plan Year in which a Change of Control occurs.
     6.9 Hardship Withdrawals. Any Participant may request a hardship withdrawal to satisfy an “Unforeseeable Emergency.” No hardship withdrawal can exceed the lesser of (i) the amount of Deferrals credited to the Participant’s Account, or (ii) the amount reasonably necessary to satisfy the Unforeseeable Emergency. Whether an Unforeseeable Emergency exists and the amount reasonably needed to satisfy such need shall be determined by the Committee based upon the evidence presented by the Participant and the rules established in this Section 6.9. If a hardship withdrawal under this Section 6.9 is approved by the Committee, it shall be paid within 10 days of the Committee’s determination. For purposes of this Plan, an “Unforeseeable Emergency” means either: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, provided that in each case the circumstances qualify as an “unforeseeable emergency” for purposes of Section 409A. The circumstances that constitute a hardship shall depend upon the facts of each case, but, in any case, amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such need is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise (other than compensation that would otherwise be available to the Participant from either a tax-qualified plan or another non-qualified deferred compensation plan (irrespective of whether such non-qualified deferred compensation plan is subject to Section 409A of the Code)), (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets will not itself cause severe financial hardship, or (c) additional compensation that may be available to such Participant by reason of a cancellation of deferrals under Section 3.5 of this Plan. Foreseeable needs for funds, such as the need to send a Participant’s child to college or the desire to purchase a home, shall not be considered to be an Unforeseeable Emergency.
     6.10 Payments Upon Income Inclusion Under Section 409A. It is intended that the provisions of this Plan shall comply fully with the requirements of Section 409A. In the event that it is determined that the provisions of this Plan do not comply with the requirements of Section 409A and a Participant is required to include in income amounts otherwise deferred under this Plan as a result of non-compliance with Section 409A, the Participant shall be entitled, upon request, to receive a distribution from such Participant’s Account not to exceed the lesser of (i) the vested portion of the Participant’s Account, or (ii) the amount required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A. Amounts distributable pursuant to this Section 6.9 shall be distributed as soon as administratively feasible but no later than ninety (90) days after the date of the determination that the Plan does not comply with the requirements of Section 409A.
     6.11 Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. In the event that any payment or benefit received or to be received by a Participant in connection with a Change of Control of SYSCO, or the termination of his employment by the Company would not be deductible, whether in whole or in part, by the Company or any affiliated company, as a result of Section 280G of the Code and a reduction under the SYSCO Corporation Supplemental Executive Retirement Plan is not sufficient to cause all benefits paid under this Plan to be deductible, the benefits payable under this Plan shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the benefits payable under this Agreement have been reduced to an amount equal to the credit balance of the Participant’s Account attributable to

Deferrals, as adjusted for deemed Investment earnings and losses pursuant to Section 4.4. In determining this limitation: (a) no portion of the Total Payments which the Participant has waived in writing prior to the date of the payment of benefits under this Plan will be taken into account, (b) no portion of the Total Payments which tax counsel, selected by the Company’s independent auditors and acceptable to the Participant and reasonably acceptable to the Company (“Tax Counsel”), determines not to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code will be taken into account (including, without limitation, amounts not treated as a “parachute payment” as a result of the application of Section 280G(d)(4)(A)), (c) no portion of the Total Payments which Tax Counsel, determines to be reasonable compensation for services rendered within the meaning of Section 280G(d)(4)(B) of the Code will be treated as an “excess parachute payment” in the manner provided by Section 280G(d)(4)(B), and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Company’s independent auditors in accordance with Sections 280G(b)(3) and (4) of the Code. Notwithstanding anything herein or otherwise to the contrary, the Compensation and Stock Option Committee of the Board of Directors, may, within its sole discretion and pursuant to an agreement approved by the Compensation and Stock Option Committee, waive application of this Section 6.11, when it determines that specific situations warrant such action.
     6.12 Responsibility for Distributions and Withholding of Taxes. The Committee shall furnish information, to the Company last employing the Participant, concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Rabbi Trust to make the distribution required. It shall also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld.

ARTICLE VII
ADMINISTRATION
     7.1 Committee Appointment. The Committee shall be appointed by the Board of Directors or its designee. Each Committee member shall serve until his or her resignation or removal. The Board of Directors or its designee shall have the sole discretion to remove any one or more Committee members and to appoint one or more replacement or additional Committee members from time to time.
     7.2 Committee Organization and Voting. The organizational structure and voting responsibilities of the Committee shall be as set forth in the bylaws of the Committee.
     7.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
          (a) to make rules and regulations for the administration of the Plan;
          (b) to construe all terms, provisions, conditions and limitations of the Plan;
          (c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
          (d) to designate the persons eligible to become Participants and to establish the maximum and minimum amounts that may be elected to be deferred;
          (e) to determine all controversies relating to the administration of the Plan, including but not limited to:
               (i) differences of opinion arising between the Company and a Participant in accordance with Section 7.7, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference of opinion shall be decided by judicial action; and
               (ii) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefits of all parties at interest;
          (f) to delegate by written notice any plan administration duties of the Committee to such individual members of the Committee, individual employees of the Company, or groups of employees of the Company, as the Committee determines to be necessary or advisable to properly administer the Plan; and
          (g) to designate the investment options treated as Investments for purposes of this Plan.
     7.4 Committee Discretion. The Committee, in exercising any power or authority granted under this Plan, or in making any determination under this Plan shall perform or refrain from performing those acts pursuant to such authority using its sole discretion and judgment. By way of amplification and without limiting the foregoing, the Company specifically intends that the Committee have the greatest possible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decision shall never be subject to de novo review. Notwithstanding the foregoing, the Committee’s decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three succeeding Plan Years.
     7.5 Reimbursement of Expenses. The Committee shall serve without compensation for its services but shall be reimbursed by SYSCO for all expenses properly and actually incurred in the performance of its duties under the Plan.
     7.6 Indemnification. To the extent permitted by law, members of the Board of Directors, members of the Committee, employees of the Company, and all agents and representatives of the Company shall be indemnified by the Company, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
     7.7 Claims Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (referred to hereinafter as a “Claimant”) must file a written request for such benefit with the Committee; provided, however, that any claim involving entitlement to, the amount of or the method of or timing of payment of a benefit affected by a Change of Control shall be governed by Section 7.3(e)(i). Such written request must set forth the Claimant’s claim and must be addressed to the Committee at SYSCO’s principal office.
          (a) Initial Claims Decision. The Committee shall generally provide written notice to the Claimant of its decision within ninety (90) days (or forty-five (45) days for a Disability-based claim) after the claim is filed with the Committee; provided, however, that the Committee may have up to an additional ninety (90) days

(or up to two (2) thirty (30) day periods for a Disability-based claim), to decide the claim, if the Committee determines that special circumstances require an extension of time to decide the claim, and the Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.
          (b) Appeals. A Claimant may appeal the Committee’s decision by submitting a written request for review to the Committee within sixty (60) days (or 180 days for a Disability-based claim) after the earlier of receiving the denial notice or after expiration of the initial review period. Such written request must be addressed to the Committee at SYSCO’s principal office. In connection with such request, the Claimant (and his or her authorized representative, if any) may review any pertinent documents upon which the denial was based and may submit issues and comments in writing for consideration by the Committee. If the Claimant’s request for review is not received within the earlier of sixty (60) days (or 180 days for a Disability-based claim) after receipt of the denial or after expiration of the initial review period, the denial shall be final, and the Claimant shall be barred and estopped from challenging the Committee’s determination.
          (c) Decision Following Appeal. The Committee shall generally make its decision on the Claimant’s appeal in writing within sixty (60) days (or forty-five (45) days for a Disability-based claim) following its receipt of the Claimant’s request for appeal; provided, however, that the Committee may have up to an additional 60 days (or 45 days for a Disability-based claim) to decide the claim, if the Committee determines that special circumstances require an extension of time to decide the claim and the Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. The Committee shall notify the Claimant of its decision on the Claimant’s appeal in writing, regardless of whether the decision is adverse.
          (d) Decisions Final; Procedures Mandatory. A decision on appeal by the Committee shall be binding and conclusive upon all persons, and completion of the claims procedures described in this Section 7.7 shall be a mandatory precondition to commencement of any arbitration proceeding in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive the procedures described in this Section 7.7 as a mandatory precondition to such an action.

          (e) Mandatory and Binding Arbitration. Any dispute that in any way relates to this Plan, including, without limitation, any benefit allegedly due under this Plan or that is the subject of any forfeiture decision under this Plan, shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”), in accordance with the Employee Benefit Plan Claims Arbitration Rules established by the AAA, at the sole and exclusive jurisdiction of the AAA’s regional office for the State of Delaware. The arbitrator shall be selected by permitting the Company and the Participant to strike one name each from a panel of three names obtained from the AAA from its panel of Employee Benefit Plan Claims Arbitrators. The person whose name is remaining shall be the arbitrator. The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery. The arbitrator shall be bound to apply the laws of the State of Delaware to resolve any dispute without regard for any conflict of law principles, as Participant acknowledges that the Company is organized under the laws of the State of Delaware. The decision of the arbitrator shall be final and binding on both parties.

ARTICLE VIII
ADOPTION BY SUBSIDIARIES
     8.1 Procedure for and Status After Adoption. Any Subsidiary may, with the approval of the Committee, adopt this Plan by appropriate action of its board of directors. The terms of this Plan shall apply separately to each Subsidiary adopting this Plan and its Participants in the same manner as is expressly provided for SYSCO and its Participants except that the powers of the Board of Directors and the Committee under the Plan shall be exercised by the Board of Directors of SYSCO or the Committee, as applicable. SYSCO and each Subsidiary adopting this Plan shall bear the cost of providing plan benefits for its own Participants. It is intended that the obligation of SYSCO and each Subsidiary with respect to its Participants shall be the sole obligation of the Company that is employing the Participant and shall not bind any other Company.
     8.2 Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by any Subsidiary shall not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to amounts previously standing to his credit in his Account in the Deferred Compensation Ledger, including, without limitation, all of the Participant’s rights pursuant to Sections 4.4 and 4.5 with respect to amounts deferred by him and matched by the Company and credited to his Account, prior to the distribution of those funds to the Participant, without his consent.

ARTICLE IX
AMENDMENT AND/OR TERMINATION
     9.1 Amendment or Termination of the Plan. The Board of Directors, the Committee, or their designees, may amend this Plan at any time by an instrument in writing without the consent of any adopting Subsidiary; provided, however, that authority to terminate this Plan or to make any amendment that would have a significant financial statement or benefit impact on the Company shall be reserved to the Board of Directors or its designee. Notwithstanding the foregoing, in no event shall the Board of Directors have the authority to terminate this Plan during the two (2) years following a Change of Control.
     9.2 No Retroactive Effect on Awarded Benefits. Absent a Participant’s prior consent, no amendment shall affect the rights of such Participant to the amounts then standing to his credit in his Account in the Deferred Compensation Ledger, to change the method of calculating Investment earnings and losses already accrued, or the rate of interest already accrued or to accrue in the future on the Participant’s Company Match prior to the date of the amendment, or to change a Participant’s rights under any provision relating to a Change of Control after a Change of Control has occurred. However, the Board of Directors shall retain the right at any time to change in any manner the method of calculating Investment earnings and losses, effective from and after the date of the amendment, and the method or the rate of interest on a Participant’s Company Match received after the date of the amendment, if in both cases the amendment has been announced to the Participants.
     9.3 Effect of Termination. Upon termination of the Plan, the following provisions of this Section 9.3 shall apply:
          (a) No additional amounts shall be credited to any Participant’s Account in the Deferred Compensation Ledger, to the extent such amounts relate to salaries or bonuses earned on or after the effective date of the Plan’s termination.
          (b) The Board of Directors or its designee may, in its sole discretion, authorize distributions of the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger to Participants as a result of the Plan’s termination; provided, that:
               (i) All deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations, if the Participant participated in such arrangements are terminated;

               (ii) No distributions other than distributions that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan;
               (iii) All distributions of amounts deferred under the Plan and any other vested amounts are paid within twenty-four (24) months of the termination of the Plan; and
               (iv) The Company does not adopt a new deferred compensation arrangement at any time within three (3) years following the date of termination of the Plan that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in this Plan and the new arrangement.
          (c) Except as otherwise provided in Sections 9.3(a) and (b), on and after the effective date of the Plan’s termination, (i) the Plan shall continue to be administered as it was prior to the Plan’s termination until all Participant Account balances have been distributed pursuant to the terms of the Plan; (ii) a Participant shall continue to be entitled to a distribution of his Plan Account only if he meets the distribution requirements set forth in Article 6 hereof; (iii) the forfeiture provisions of Sections 6.6 and 6.7, and the restrictions set out in Section 6.9 shall continue to apply; and (iv) no Participant shall be entitled to a distribution of the Participant’ Plan Account solely as a result of the Plan’s termination in accordance with the terms of this Article IX.

ARTICLE X
FUNDING
     10.1 Payments Under This Plan are the Obligation of the Company. The Company shall pay the benefits due the Participants under this Plan; however should it fail to do so when a benefit is due, the benefit shall be paid by the trustee of that certain trust agreement by and between the Company and JPMorgan Chase Bank, with respect to the funding of the Plan. In any event, if the trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by this Plan.
     10.2 Plan Obligations May be Funded Through Rabbi Trust. It is specifically recognized by both the Company and the Participants that the Company may, but is not required to, purchase life insurance so as to accumulate assets to fund the obligations of the Company under this Plan, and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to a trust established to accumulate assets sufficient to fund the obligations of all of the Companies under this Plan. However, under all circumstances, the Participants shall have no rights to any of those policies; and likewise, under all circumstances, the rights of the Participants to the assets held in the trust shall be no greater than the rights expressed in this Plan and the trust agreement governing the trust. Nothing contained in the trust agreement which creates the funding trust shall constitute a guarantee by any Company that assets of the Company transferred to the trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. Any trust agreement prepared to fund the Company’s obligations under this Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan.
     10.3 Reversion of Excess Assets. Any adopting Company may, at any time, request the record keeper for the Plan to determine the present Account balance, assuming the Account balance to be fully vested and taking into account credits and debits arising from deemed Investment earnings and losses in accordance with Section 4.4 and credited interest pursuant to Section 4.5, as of the month end coincident with or next preceding the request, of all Participants and Beneficiaries of deceased Participants for which the Company is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries by 25%, any

Company may direct the trustee to return to each Company its proportionate part of the assets which are in excess of 125% of the Account balances. Each Company’s share, of the excess assets will be the Participants’ Accounts earned while in the employ of that Company as compared to the total of the Account balances earned by all Participants under the Plan times the excess assets. If there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control will be subtracted from the fair market value of the assets held in the trust as of the determination date but before the determination is made.
     10.4 Participants Must Rely Only on General Credit of the Company. It is also specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. Though the Company may establish or become a signatory to a Rabbi Trust, as indicated in Section 10.2, to accumulate assets to fulfill its obligations, the Plan and any such trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Company, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No policy or other specific asset of the Company has been or will be set aside, or will in any way be transferred to the trust or will be pledged in any way for the performance of the Company’s obligations under this Plan which would remove the policy or asset from being subject to the general creditors of the Company.

ARTICLE XI
MISCELLANEOUS
     11.1 Limitation of Rights. Nothing in this Plan shall be construed:
          (a) to give any employee of any Company any right to be designated a Participant in the Plan;
          (b) to give a Participant any right with respect to the compensation deferred, the Company Match, the deemed Investment earnings and losses, or the interest credited in the Deferred Compensation Ledger except in accordance with the terms of this Plan;
          (c) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;
          (d) to evidence any agreement or understanding, expressed or implied, that the Company shall employ a Participant in any particular position or for any particular remuneration; or
          (e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.
     11.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     11.3 Non-alienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     11.4 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.
     11.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     11.6 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if submitted in writing and hand-delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand-delivery or if delivery is by mail, as of the date shown on the postmark.
     11.7 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.
     11.8 Governing Law and Exclusive Jurisdiction. The Plan shall be construed, administered and governed in all respects by the laws of the State of Delaware. Consistent with Section 7.7(e) of this Plan, Participant and the Company agree that the sole and exclusive jurisdiction for any dispute under this Plan shall lie with the AAA’s regional office for the State of Delaware, and the parties hereby waive any jurisdictional or venue-related defense to conducting arbitration at this location.
     11.9 Effective Date. This Plan will be operative and effective on January 1, 2005.
     11.10 Compliance with Section 409A of the Code. The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.

     IN WITNESS WHEREOF, the Company has executed this document as of January 1, 2005.

SYSCO CORPORATION

By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Secretary

EXHIBIT “A”
INVESTMENT OPTIONS
[Attached]

FOURTH AMEND AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
INVESTMENT OPTIONS
     The following are the “Investments” that are available under the Fourth Amended and Restated SYSCO Corporation Executive Deferred Compensation Plan:

Option	Manager
Equity Income Trust	T. Rowe Price Associates, Inc.
500 Index B Trust	MFC Global Investment Management
Mid-Value Trust	T. Rowe Price Associates, Inc.
Overseas Equity Trust	Capital Guardian Trust Company
Small Cap Value Trust	Wellington Management Company LLC
Brandes International Equity Fund	Brandes Investment Partners, LP
Frontier Capital Appreciation	Frontier Capital Management Company, LLC
Bond Index B Trust	Declaration Management & Research LLC
     Default Investment
     Moody’s Average Corporate Bond Yield, plus 1%, as described in the definition of Default Investment.